                                                                    EXHIBIT 99.1
                                                                    ------------


                       [TRANSTECHNOLOGY CORPORATION LOGO]
                  ENGINEERED PRODUCTS FOR GLOBAL PARTNERS(TM)

                                  PRESS RELEASE




FOR IMMEDIATE DISTRIBUTION

CONTACT:    ROBERT L.G. WHITE
            PRESIDENT AND CEO
            PHONE: 908/206-3700
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TRANSTECHNOLOGY REPORTS 17% SALES INCREASE AND 71% INCREASE IN OPERATING INCOME
FOR FISCAL 2004

Union, New Jersey - June 17, 2004 - TransTechnology Corporation (NYSE:TT) today reported that sales from continuing operations for the fiscal year ended March 31, 2004, increased 17% to $64.6 million from $55.0 million in the prior fiscal year. Operating income increased 71% to $11.9 million from $7.0 million in the prior year. Income from continuing operations for fiscal 2004 was $1.7 million, or $.26 per share, compared to a fiscal 2003 loss from continuing operations of $3.9 million, or $.61 per share.

Net income for fiscal 2004 was $1.7 million or $.26 per share. For the prior fiscal year, the company reported net income of $9.2 million, or $1.47 per share, including a gain from discontinued operations of $13.1 million, or $2.08 per share.

Income from continuing operations before interest, taxes, depreciation and amortization (EBITDA) rose 52% to $14.2 million from last year's $9.3 million. Interest expense, the largest non-operating use of cash, increased to $10.4 million in fiscal 2004 from the $9.2 million allocated to continuing operations in fiscal 2003. Total interest expense, in fiscal 2003, including that portion allocated to discontinued operations, was $15.4 million.

Fiscal fourth-quarter 2004 revenues of $15.5 million were up 13% from $13.7 million in the fourth quarter a year ago. Operating income increased to $2.5 million for the quarter from a loss of $0.3 million in the prior-year period. The loss from continuing operations for the fourth quarter of fiscal 2004 was $0.1 million or $.02 per share, compared to a loss from continuing operations of $3.5 million or $.52 per share in the prior year's fourth quarter. Interest expense in the fourth quarter of fiscal 2003 rose to $2.7 million from the $2.6 million allocated to continuing operations in last year's fourth quarter, even though total interest expense in the quarter declined from $3.7 million in the prior year. The net loss for fiscal 2004's fourth quarter was $0.1 million or $.02 per share. Last

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TransTechnology Corporation -  June 17, 2004
Fiscal 2004 Fourth Quarter Earnings Release                         Page 2 of 6
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year's fourth quarter net income was $16.9 million or $2.55 per share, including a gain from discontinued operations of $20.4 million, primarily from the sale of the Company's Norco business unit.


NEW PRODUCTS AND OPERATING EFFICIENCIES DRIVE GROWTH IN CONTINUING OPERATIONS

An increase in shipments of the HLU-196 Munitions Hoist and the BE-27100 Rescue Hoist to the U.S. Navy resulted in strong sales growth for the fiscal year. Almost 95% of the company's sales in fiscal 2004 were to the U.S. or foreign military or government agencies and over 90% were on a sole-source basis. New orders received during the fourth quarter were $15.3 million, resulting in full fiscal year bookings of $59.4 million compared with $67.3 million in the prior fiscal year and $17.1 million in last year's fourth quarter. The company's book-to-bill ratio for the fourth quarter was 0.99, compared with 1.25 in last year's fourth quarter, while full-year book-to-bill declined to 0.92 for fiscal 2004 from 1.22 in fiscal 2003. The company's backlog remained relatively constant during the final three months of fiscal 2004 at $41.0 million compared to $46.2 million at the end of the prior fiscal year.

Robert L. G. White, Chief Executive Officer of the company, said, "Our operations turned in a solid fourth quarter and full year, with revenues and operating income both showing significant growth. Fiscal 2004 was our fifth consecutive year of revenue and operating income growth and once again exceeded our expectations. Improvements in our manufacturing process for both the HLU-196 bomb hoist and the rescue hoists for the U.S. Navy's Seahawk helicopter resulted in a higher gross margin than we had originally budgeted."

Mr. White continued, "Corporate office expenses for the fourth quarter were $1.5 million, down substantially from last year. Fourth quarter business unit selling, general and administrative expenses increased significantly from the prior year, primarily due to the recognition of $0.5 million of legal, consulting and other outside costs associated with the procedure and process review of our overhaul and repair operation which was prompted by the investigation by the United States Attorney's office. For the full fiscal year, corporate office expenses were down $2.6 million, reflecting the benefits anticipated from our restructuring program. This reduction was partially offset by the increase in similar expenses at the business unit level of $1.2 million, which included $1.1 million of costs associated with the investigation."

Joseph F. Spanier, Vice President and Chief Financial Officer, said, "Cash generation by our business unit remains very strong, as evidenced by the lack of new borrowing we have incurred while reducing our current and other long-term liabilities by more than $12.4 million this fiscal year. We finished the year with a current ratio of 2.6 compared to last year's 1.4, and we had $22.2 million of working capital at year end, up from $11.2 million a year ago and $18.8 million at the end of the third quarter."

"The interest rate on our outstanding subordinated debt increased to 19.25% effective April 1, 2004, with cash interest remaining at 13% and the payment in kind (PIK) rate going to 6.25% from 6%. Until the subordinated debt is repaid in full, the PIK rate will increase 0.25% at the end of each quarter. If there is no change from our current credit structure during the year, interest expense for fiscal 2005 could amount to $11.4 million. Accordingly, our biggest financial focus", he continued, "is the refinancing of our subordinated debt and the implementation of new credit facilities for the company at more competitive market rates of interest. That refinancing process has been on hold since the beginning of the investigation in September, although we continue to have on-going discussions with our prospective lenders. While those prospective lenders remain interested in

TransTechnology Corporation -  June 17, 2004
Fiscal 2004 Fourth Quarter Earnings Release                         Page 3 of 6
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completing the refinancing at terms that will be substantially more favorable to the company than the current credit structure, they have indicated that additional clarity as to the outcome of the investigation must be evident before they will be in a position to actively resume the process."

STATUS OF UNITED STATES ATTORNEY'S OFFICE INVESTIGATION

As previously reported, the company continues to cooperate fully with the investigation of the overhaul and repair operation by the United States Attorney's office and has kept the government informed of the progress of the Company's implementation of our previously announced corrective action program. The investigation has had no impact, and the Company does not expect an impact, on its ability to manufacture and ship products and meet customer delivery schedules. As of this date, the United States Attorney's investigation is continuing and the Company has not been made aware of any specific violations resulting from that investigation. There can be no assurance as to the outcome of the investigation or when any determination by the United States Attorney's Office will be reached.

FISCAL 2005 BUSINESS TARGETS

Mr. White stated, "Our long-term vision for the future of our company remains unchanged. We believe that TransTechnology will continue to be recognized as the pre-eminent designer, manufacturer and service provider of sophisticated lifting equipment for the Aerospace and Defense markets. The strength of our operating results over the past several years is proof that our business model of market leadership through design, engineering and superior customer service; maintaining operating agility with a focus on cash generation; and keeping our high-quality people challenged, is a successful one."

Mr. White continued, "We are entering the new fiscal year with a strong backlog and a full plate of new programs in development. As we work on these new programs, we plan to consolidate our gains from the very strong and rapid growth in our business over the past several years. We have set our sales target at $64 million for fiscal 2005, essentially unchanged from 2004, even though we will see a significant change in the types of products shipped. Because of this shift in products, we expect to see our gross margin also remain steady at this year's 43% level, consistent with the 43-45% range it has been for the past three years. Since we have a $58 million federal net operating loss carry-forward, we will not be required to pay federal income taxes on any fiscal 2005 profits, but we will recognize, for EPS purposes, a full federal and state income tax burden of 38%. Our fiscal 2005 capital spending program, budgeted at $3.1 million, is much higher than in past years as we will begin the installation of a new ERP system early in fiscal 2005 and hope to have it completed by April 2005. The ERP installation will also result in the fiscal 2005 recognition of approximately $0.5 million of non-recurring operating expenses associated with the project. Targeted EBITDA for fiscal 2005 is approximately $14 million, relatively unchanged from fiscal 2004's level. Because of the uncertainty as to the duration and exact nature of the U.S. Attorney's investigation, we have budgeted $1 million for legal and other costs associated with that investigation for fiscal 2005. Resolution of the United States Attorney's investigation into the overhaul and repair operation and completion of the refinancing of our subordinated debt are major priorities for 2005."

Mr. White continued, "Our hope and expectation for fiscal 2005 is that we will continue to grow our business as we have done for the past nine years and provide our employees with opportunities for continued success and our owners with an increase in the value of their investment."

NON-GAAP FINANCIAL MEASURES

TransTechnology Corporation -  June 17, 2004
Fiscal 2004 Fourth Quarter Earnings Release                         Page 4 of 6
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In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the company also discloses operating income (income from continuing operations, before interest and taxes and non-recurring or unusual charges and gains associated with derivatives included in the prior year's results), EBITDA (earnings before interest, taxes, depreciation and amortization) and the book-to-bill ratio (the ratio of new orders to sales) which are non-GAAP measures. Management believes that providing this additional information is useful to investors, as it provides more direct information regarding the company's ability to meet debt service requirements and so that investors may better assess and understand the company's underlying operating performance. The company does not intend for the additional information to be considered in isolation or as a substitute for GAAP measures. A reconciliation of EBITDA to operating income is set forth following the balance sheet information in the financial statements contained in this press release.

TransTechnology Corporation, operating as Breeze-Eastern, is the world's leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoist, cargo hooks, and weapons-lifting systems. The company employs approximately 180 people at its facility in Union, New Jersey.



                  INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS PRESS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "ACTS"). ANY STATEMENTS CONTAINED HEREIN THAT ARE NOT STATEMENTS OF HISTORICAL FACT ARE DEEMED TO BE FORWARD-LOOKING STATEMENTS.

THE FORWARD-LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED ON CURRENT BELIEFS, ESTIMATES AND ASSUMPTIONS CONCERNING THE OPERATIONS, FUTURE RESULTS, AND PROSPECTS OF THE COMPANY. AS ACTUAL OPERATIONS AND RESULTS MAY MATERIALLY DIFFER FROM THOSE ASSUMED IN FORWARD-LOOKING STATEMENTS, THERE IS NO ASSURANCE THAT FORWARD-LOOKING STATEMENTS WILL PROVE TO BE ACCURATE. FORWARD-LOOKING STATEMENTS ARE SUBJECT TO THE SAFE HARBORS CREATED IN THE ACTS.

ANY NUMBER OF FACTORS COULD AFFECT FUTURE OPERATIONS AND RESULTS, INCLUDING, WITHOUT LIMITATION, THE RESULTS OF AUDITS AND INQUIRIES INTO THE COMPANY'S BUSINESS PRACTICES; THE COMPANY'S ABILITY TO COMPLETE THE REFINANCING OF ITS SENIOR AND SUBORDINATED CREDIT FACILITIES ON TERMS AND CONDITIONS ACCEPTABLE TO THE COMPANY; THE COMPANY'S ABILITY TO BE PROFITABLE WITH A SMALLER AND LESS DIVERSE BASE OF OPERATIONS THAT WILL GENERATE LESS REVENUE; THE COMPANY'S ABILITY TO SATISFY THE LISTING REQUIREMENTS OF THE NYSE OR ANY OTHER NATIONAL EXCHANGE ON WHICH ITS SHARES ARE OR WILL BE LISTED OR OTHERWISE PROVIDE A TRADING VENUE FOR ITS SHARES; THE VALUE OF REPLACEMENT OPERATIONS, IF ANY; DETERMINATION BY THE COMPANY TO DISPOSE OF ADDITIONAL EXISTING ASSETS; GENERAL INDUSTRY AND ECONOMIC CONDITIONS; EVENTS IMPACTING THE U.S. AND WORLD FINANCIAL MARKETS AND ECONOMIES; INTEREST RATE TRENDS; CAPITAL REQUIREMENTS; COMPETITION FROM OTHER COMPANIES; CHANGES IN APPLICABLE LAWS, RULES AND REGULATIONS AFFECTING THE COMPANY IN THE LOCATIONS IN WHICH IT CONDUCTS ITS BUSINESS; THE AVAILABILITY OF EQUITY AND/OR DEBT FINANCING IN THE AMOUNTS AND ON THE TERMS NECESSARY TO SUPPORT THE COMPANY'S FUTURE BUSINESS; AND THOSE SPECIFIC RISKS THAT ARE DISCUSSED IN THE COMPANY'S PREVIOUSLY FILED ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2003 AND ITS QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED DECEMBER 28, 2003.

THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION OR FUTURE EVENTS.

TransTechnology Corporation -  June 17, 2004
Fiscal 2004 Fourth Quarter Earnings Release                         Page 5 of 6
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                           TRANSTECHNOLOGY CORPORATION
                      STATEMENTS OF CONSOLIDATED OPERATIONS
                   (IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)

                                                                   Three Months Ended                  Twelve Months Ended
                                                               03/31/04          03/31/03          03/31/04          03/31/03
Net sales                                                    $    15,475       $    13,693       $    64,606       $    54,996
Cost of sales                                                      8,474             8,294            36,503            30,426
                                                             -----------       -----------       -----------       -----------
      Gross profit                                                 7,001             5,399            28,103            24,570

General, administrative and selling
    expenses                                                       4,512             5,725            16,211            17,605
Interest expense                                                   2,720             2,620            10,431             9,158
Interest and other (income) expense-net                               29              (106)           (1,289)               18
Unrealized gain on warrants                                         --              (1,958)             --              (1,967)
Forbearance fees                                                    --                --                --                 764
Charges related to debt reduction                                   --               3,735              --               3,735
Corporate office restructuring charge                               --               2,181              --               2,696
                                                             -----------       -----------       -----------       -----------
Income (loss) from continuing operations
       before income taxes                                          (260)           (6,798)            2,750            (7,439)
Provision for income taxes (benefit)                                (138)           (3,349)            1,006            (3,574)
                                                             -----------       -----------       -----------       -----------
Income (loss) from continuing operations                            (122)           (3,449)            1,744            (3,865)

    Gain on disposal of discontinued businesses
   (less applicable income taxes of $6,181 and
     $3,083 for the three and twelve month
     periods ended March 31, 2003
     respectively)                                                  --              20,355              --              13,099
                                                             -----------       -----------       -----------       -----------

Net income (loss)                                            $      (122)      $    16,906       $     1,744       $     9,234
                                                             ===========       ===========       ===========       ===========

BASIC EARNINGS PER SHARE:
Earnings (loss) from continuing operations                   $     (0.02)      $     (0.52)      $      0.26       $     (0.61)
Income from discontinued operations                                 --                3.07              --                2.08
                                                             -----------       -----------       -----------       -----------
Net income (loss)                                            $     (0.02)      $      2.55       $      0.26       $      1.47
                                                             ===========       ===========       ===========       ===========

DILUTED EARNINGS PER SHARE:
Earnings (loss) from continuing operations                   $     (0.02)      $     (0.52)      $      0.26       $     (0.61)
Income from discontinued operations                                 --                3.07              --                2.08
                                                             -----------       -----------       -----------       -----------
Net income (loss)                                            $     (0.02)      $      2.55       $      0.26       $      1.47
                                                             ===========       ===========       ===========       ===========

Weighted average basic shares                                  6,669,000         6,628,000         6,658,000         6,303,000
Weighted average diluted shares                                6,669,000         6,628,000         6,679,000         6,303,000

TransTechnology Corporation -  June 17, 2004
Fiscal 2004 Fourth Quarter Earnings Release                         Page 6 of 6
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                            BALANCE SHEET INFORMATION

                                                 03/31/04       03/31/03

Current assets                                   $ 36,132       $ 36,504
Property, plant and equipment - net                 2,428          2,349
Other assets                                       38,649         46,270
                                                 --------       --------
Total assets                                     $ 77,209       $ 85,123
                                                 ========       ========


Current portion of long-term debt                $     79       $     79
Other current liabilities                          13,880         25,264
                                                 --------       --------
  Total current liabilities                        13,959         25,343
Long-term debt                                     56,472         53,487
Other liabilities                                  10,565         12,933
Redeemable common stock                              --            1,283
Stockholders' deficit                              (3,787)        (7,923)
                                                 --------       --------
Total liabilities and stockholders' deficit      $ 77,209       $ 85,123
                                                 ========       ========

  RECONCILIATION OF REPORTED INCOME (LOSS) FROM CONTINUING OPERATIONS TO EBITDA

                                                    Three months ended            Twelve months ended
                                                  03/31/04       03/31/03       03/31/04       03/31/03
Net sales                                         $ 15,475       $ 13,693       $ 64,606       $ 54,996
Cost of sales                                        8,474          8,294         36,503         30,426
                                                  --------       --------       --------       --------
Gross Profit                                         7,001          5,399         28,103         24,570
                                                  --------       --------       --------       --------

SG&A - operations                                    3,006          2,597         10,392          9,202
Corporate office expenses                            1,506          3,128          5,819          8,403
                                                  --------       --------       --------       --------
               Total SG&A                            4,512          5,725         16,211         17,605
                                                  --------       --------       --------       --------

Operating income                                     2,489           (326)        11,892          6,965

Add back: depreciation and amortization                583            696          2,279          2,367
                                                  --------       --------       --------       --------

EBITDA                                            $  3,072       $    370       $ 14,171       $  9,332
                                                  ========       ========       ========       ========

Income (loss) from continuing operations              (122)        (3,449)         1,744         (3,865)
Provision for income taxes (benefit)                  (138)        (3,349)         1,006         (3,574)
Depreciation and amortization                          583            696          2,279          2,367
Interest expense                                     2,720          2,620         10,431          9,158
Interest and other (income) expense-net                 29           (106)        (1,289)            18
Unrealized gain on warrants                           --           (1,958)          --           (1,967)
Forbearance fees                                      --             --             --              764
Charges related to debt reduction                     --            3,735           --            3,735
Corporate office restructuring charge                 --            2,181           --            2,696
                                                  --------       --------       --------       --------
EBITDA                                            $  3,072       $    370       $ 14,171       $  9,332
                                                  ========       ========       ========       ========


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